EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2012, with respect to the consolidated balance sheets of ACCO Brands Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2011, the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report is included in the December 31, 2011 annual report on Form 10-K of ACCO Brands Corporation.

/s/ KPMG LLP
Chicago, Illinois
May 15, 2012